Exhibit 10.2

GENERAL CLAIMS RELEASE

CA, Inc., on behalf of its officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, divisions, successors and assigns (hereinafter collectively referred to as the “Company”) and “I” Nancy Cooper (hereinafter referred to as “I” or “Releasor”) agree as follows:

1. I acknowledge that the Company advised me to read this agreement (the “Agreement”) and carefully consider all of its terms before signing it. The Company gave me 21 calendar days to consider this Agreement. I acknowledge that:

(a)	To the extent I deemed appropriate, I took advantage of this period to consider this Agreement before signing it;

(b)	I carefully read this Agreement;

(c)	I fully understand it;

(d)	I am entering into it knowingly and voluntarily;

(e)	To the extent I decide to sign and return this Agreement to the Company prior to the 21 days that I have been provided to consider it, I acknowledge that I have done so voluntarily;

(f)	In the event the Company makes changes to the offer contained in this Agreement, whether material or immaterial, I understand that any such changes will not restart the 21 day consideration period provided for in Paragraph 1 above;

(g)	The Company advised me to discuss this Agreement with my attorney (at my own expense) before signing it and I decided to seek legal advice or not seek legal advice to the extent I deemed appropriate; and,

(h)	I understand that the waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date that I execute the Agreement.

2. I understand that I may revoke my release of claims under the Age Discrimination in Employment Act (“ADEA”) under Paragraph 4 of this Agreement within seven (7) days after I sign this Agreement by providing written notice on or before the seventh (7th) day after signing this Agreement to the Company’s, Chief Human Resources Officer, located at One CA Plaza, Islandia, New York, 11749. I understand and agree that the Company will not send me any of the consideration described in paragraph 3 below until the seven (7) day revocation period has expired. I further understand and agree that if I choose to revoke my release of claims under ADEA (a) I will only receive 10% of the Release Payment being offered to me under Paragraph 3 of this Agreement; and, (b) all other provisions of this Agreement, including my release of non-ADEA claims shall remain in full force and effect.

3. In exchange for my full acceptance of the terms of this Agreement on or before June, 6, 2012, the Company agrees to pay me the sum of $600,000 (the “Release Payment”). I

acknowledge and agree that I have received all amounts due to me, including in respect of any salary, bonus, severance, benefits and incentive compensation (including any equity-based compensation).

I understand and agree that the Company will make normal withholdings from the Release Payment for things such as federal, state and local taxes and that such payment will be made to me in a lump sum payable with the Company’s first full payroll cycle following my return of this executed Agreement and the expiration of the 7 day revocation period referenced in paragraph 2 of this Agreement.

4. To the greatest extent permitted by law, I release the Company from any and all known or unknown claims and obligations of any nature and kind, in law, equity or otherwise, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement. The claims I am waiving and releasing under this Agreement include, but are not limited to, any claims and demands that directly or indirectly arise out of or are in any way connected to my employment with the Company or the Company’s termination of my employment; any claims or demands related to salary, bonuses, severance commissions, benefits, incentive compensation (including equity-based compensation), stock, stock options, or any other payments or ownership interest in the Company; and, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York State Labor Law and any other federal law, state law, local law, common law, or any other statute, regulation, or law of any type. I also waive any right to any remedy that has been or may be obtained from the Company through the efforts of any other person or any government agency.

I specifically acknowledge that I have been fully and completely compensated for all hours worked during my tenure with the Company and that I have been paid all wages, commissions, equity-based compensation, benefits, and payments due me from the Company, in accordance with the provisions of the Fair Labor Standards Act and any other federal, state, or local law governing my employment with the Company.

5. I understand and agree that the waiver and release of claims contained in paragraph 4 of this Agreement shall not apply to any of the following:

a.	Any rights I may have under this Agreement;

b.	Any rights I may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);

c.	Any rights I may have related to vested monies that I may have within the Company’s 401(k) plan;

d.	Any claim I may have for indemnity under state law which cannot be waived by virtue of state law.

6. I acknowledge that the Company is under no obligation to make the payment being provided to me pursuant to paragraph 3 of this Agreement, and that the Company will do so only subject to my agreement to, and compliance with, the terms of this Agreement.

7. By signing this Agreement, I warrant that I have not filed and that I will not file any claim or lawsuit relating to my employment with the Company or any event that occurred prior to my execution of this Agreement. I understand and agree that nothing in this Agreement shall be interpreted or applied in a manner that affects or limits my otherwise lawful ability to bring an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or other appropriate federal, state, or local administrative agency. However, I understand and agree that by signing this Agreement, I am releasing the Company from any and all liability arising from the laws, statutes, and common law, as more fully explained in paragraph 4 of this Agreement. I further understand and agree that I am not and will not be entitled to any monetary or other comparable relief on my behalf resulting from any proceeding brought by me, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency. I understand that as part of my release of claims under this Agreement, I am specifically assigning to the Company my right to any recovery arising from any such proceeding. I also understand and agree that to the extent permitted by law, in the event I file any claim or lawsuit relating to my employment with the Company or any event that occurred prior to my execution of this Agreement, I shall be liable for any damages or costs incurred by the Company in defending against such lawsuit, including the Company’s reasonable attorney’s fees and costs.

8. I understand and agree that nothing in this Agreement, shall be interpreted or applied in a manner that affects or limits my otherwise lawful ability to challenge, under the Older Workers Benefit Protection Act (29 U.S.C. §626), the knowing and voluntary nature of my release of any age claims in this Agreement before a court, the EEOC, or any other federal, state, or local agency.

9. Except as set forth in this Agreement, I understand, acknowledge, and voluntarily agree that this Agreement is a total and complete release by me of any and all claims which I have against the Company as of the effective date of this Agreement, both known or unknown, even though there may be facts or consequences of facts which are unknown to me.

10. I understand and agree that this Agreement is not an admission of guilt or wrongdoing by the Company and I acknowledge that the Company does not believe or admit that it has done anything wrong. I will not state that this Agreement is an admission of guilt or wrongdoing by the Company and also will not do anything to criticize, denigrate, or disparage the Company.

11. I certify that I have complied with the provisions of the Employment and Confidentiality Agreement (or similar agreement) that I signed when I began working for the Company (the “Confidentiality Agreement”) and that I have not done or in any way been a party to, or knowingly permitted, any of the following:

a.	disclosure of any confidential information or trade secrets of the Company; and

b.	retention of any confidential materials (including product and marketing information, development documents or materials, drawings, or other intellectual property) created or used by me or others during my employment or any other property (intellectual or physical) that belongs to the Company.

12. I understand and agree that I have a continuing obligation to preserve as confidential (and not to reveal to anyone or use, for myself or anyone else) any trade secret, know-how or confidential information created or learned by me during my employment with the Company. By signing this Agreement, I confirm my promise to perform each and every one of the obligations that I undertook in the Confidentiality Agreement. I expressly confirm that I know of no reason why any promise or obligation set forth in the Confidentiality Agreement should not be fully enforceable against me. I understand that the terms of the Confidentiality Agreement are incorporated into this Agreement by reference.

13. I acknowledge that any actual or threatened violation of Paragraphs 11 or 12 would irreparably harm the Company, and that the Company will be entitled to an injunction (without the need to post any bond) prohibiting me from committing any such violation. I further agree that the provisions of Paragraphs 11 and 12 are reasonable and necessary for the protection of the Company’s legitimate business interests, and I agree that I will not contend otherwise in any lawsuit or other proceeding. I further agree that I will pay the reasonable attorney’s fees incurred by the Company as well as any damages the Company may incur as a result of my breaching the provisions of paragraphs 11 or 12.

14. I agree that if I am notified that any claim has been filed against me or the Company that relates to my employment with the Company, I will provide prompt written notice of the same to the Company, and shall cooperate fully with the Company in resolving any such claim. Further, I agree that I will make myself reasonably available to Company representatives in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings relating to my tenure with the Company. I further agree that I will provide the Company with any information and/or documentation in my possession or control that it may request in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I further agree that if requested to do so by the Company, I will provide declarations or statements, will meet with attorneys or other representatives of the Company, and will prepare for and give depositions or testimony on behalf of the Company relating to any claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I understand and agree that to the extent my compliance with the terms of this paragraph 14 requires me to travel or otherwise incur out of pocket expenses, the Company will reimburse me for any such reasonable expenses that I incur.

15. This Agreement and the Confidentiality Agreement contain the entire agreement between me and the Company regarding the subjects addressed herein, and may be amended only by a writing signed by myself and the Company’s Chief Human Resources Officer. I acknowledge that the Company has made no representations or promises to me other than those in this Agreement. If any one or more of the provisions of this Agreement is determined to be illegal or unenforceable for any reason, such provision or other portion thereof will be modified or deleted in such manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law.

16. This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the Company.

17. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that I may incur on account of non-compliance with Section 409A.

18. This Agreement shall be governed by and, for all purposes, construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state. The federal or state courts of the State of New York, County of Suffolk shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement, my employment with the Company, or my separation from the Company. I will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over me in the state or federal courts of the State of New York, County of Suffolk. The choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.

19. I understand and agree that the terms and conditions of this Agreement are confidential. I will hold these terms and conditions in strict confidence and not disclose the content of this Agreement to anyone, except my spouse/domestic partner, as required by law, or as necessary to obtain financial or legal advice. My violation of this promise will be considered a material breach of this Agreement

IN WITNESS WHEREFORE, the Company has caused this instrument to be executed in its corporate name, by an individual with full authorization to act on its behalf. Further, I sign my name and enter this Agreement on behalf of myself, my legal representatives, executors, heirs and assigns.

RELEASOR

BY:	/s/ Nancy E. Cooper
SIGNATURE

	Nancy E. Cooper	May 23, 2012
	NAME – PRINTED	DATE

Sworn and subscribed before me this the 23rd day of May, 2012.

By:	/s/ Kathie Young
Notary Public

NOTARIAL STAMP OR SEAL

CA, INC.

BY:	/s/ Guy Di Lella

DATE:	May 24, 2012

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